UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2012

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

Effective March 19, 2011, the Board of Directors of GT Advanced Technologies Inc. (the “Company”) appointed Kathleen A. Cote as a director of the Company.  The appointment was made in order to fill a vacancy existing on the Board of Directors resulting from an increase in the size of the Board from seven to eight members, which increase was made in conjunction with Ms. Cote’s appointment.  Ms. Cote has been appointed to serve until the 2012 Annual Meeting of Stockholders or until her successor is duly appointed and qualified.  The Board of Directors appointed Ms. Cote, who has been determined to be an independent director, upon the recommendation of its Corporate Governance and Nominating Committee.

Ms. Cote served as the Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. She is currently a director of VeriSign, Inc., Western Digital Corporation and formerly served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.) and 3Com Corporation.

There are no arrangements or understandings between Ms. Cote and any other person pursuant to which she was selected to serve on the Board of Directors, and there are no relationships or transactions in which Ms. Cote has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Effective March 19, 2012, Ms. Cote was also appointed to serve as a member of the Audit Committee.

Pursuant to a letter agreement, consistent with the Company’s standard non-employee director cash compensation arrangements, Ms. Cote will receive annual cash compensation of $40,000 for her service on the Company’s Board of Directors and additional annual cash compensation of $7,500 for her service on the Audit Committee.  A copy of the letter agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the election of Ms. Cote to the Board of Directors and in accordance with the Company’s compensation policies with respect to the initial election of a new director, the Compensation Committee of the Board of Directors is expected to authorize a grant to Ms. Cote of restricted stock unit awards (“RSUs”), and such RSU is anticipated to be in an amount equal to $120,000 based on the closing stock price of the Company’s common stock on the date of grant.  One-third of the RSUs will vest on each of the first, second and third anniversary of the date of grant.  The restricted stock unit agreement to be granted to Ms. Cote will provide for accelerated vesting the RSUs as follows: (A) if a Change in Control Termination (as such term is defined in the RSU) occurs on or before the one-year anniversary of the date of grant, one-third of the RSUs shall vest on the date of such Change in Control Termination; (B) if the Change in Control Termination occurs on any date between the first and second anniversary of the date of grant, an additional one-third of the RSUs shall vest on the date of such Change in Control Termination; and (c) if the Change in Control Termination occurs on any date between the second and third anniversary of the date of grant, the remaining one-third of the RSUs shall vest on the date of such Change in Control Termination.  The form of RSU is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.  The foregoing description of the RSUs is qualified in its entirety by reference to the form of RSU attached hereto as Exhibit 99.1.

Ms. Cote will also be eligible to receive a grant of restricted stock unit awards under and in accordance with the Company’s 2011 Equity Incentive Plan, subject to her election to the Board at the 2012 Annual Meeting of Stockholders, in an amount equal to $120,000 based on the closing stock price of the Company’s common stock on that date, and upon the terms of the form of restricted stock unit agreement approved by the Committee on August

24, 2011, all of which restricted stock units shall vest on the earlier of (i) the day preceding the next annual meeting of stockholders of the Company and (ii) the first anniversary of the date of grant.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated March 12, 2012, by and between the Company and Kathleen A. Cote.

99.1	Form of Restricted Stock Unit Agreement for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: March 23, 2012	Hoil Kim
Vice President, Chief Administrative Officer and
General Counsel